AGREEMENT FOR DEVELOPMENT SERVICES

AGREEMENT made this 10TH day of April, 2006 (the "Effective Date") between BALCHEM Corporation, with offices at 52 Sunrise Park Road, PO Box 600, New Hampton, New York 10958 (hereinafter called "BALCHEM") and Auriga Laboratories, Inc. having a place of business at 5555 Triangle Parkway, Suite 300, Norcross, GA 30092 (hereinafter called "Company"), each a "Party" and collectively "Parties".

WHEREAS, BALCHEM has developed and owns, certain microencapsulation and agglomeration technologies, which have application in the delivery of pharmaceutical active ingredients;

WHEREAS, BALCHEM also has developed and owns certain technologies which are potentially applicable as fast melt and/or rapid dissolve excipient systems for use in conjunction with pharmaceuticals;

WHEREAS, Company has expertise in the development and commercialization of pharmaceuticals in the United States and its territorial possessions (hereinafter called "Territory");

WHEREAS, Company desires to commercialize a series of combination products containing acetaminophen and hydrocodone, and acetaminophen and propoxyphene.

WHEREAS, Company desires that BALCHEM provide development services (as hereunder defined) in an effort to produce novel combination products of acetaminophen and hydrocodone, and acetaminophen and propoxyphene for commercialization in the Territory.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BALCHEM and Company agree as follows:

1. SERVICES. Company agrees to retain BALCHEM to perform development services for initial products as set forth on Exhibit A to this Agreement ("Initial Products"), and for additional products as set forth in Exhibit B ("Additional Products") (collectively, the "Development Services") The Initial Products and the Additional Products shall be collectively referred to herein as the "Products." BALCHEM shall use commercially reasonable efforts in the performance of Development Services for the Products and within all agreed upon timetables therein as set forth in Exhibits A and B to this Agreement. Any material change in any development plan as set forth on Exhibits A and B shall be agreed to in writing between BALCHEM and Company. BALCHEM and Company recognize that changes or modifications in each development plan will, in all likelihood, be required, and each agrees to negotiate in good faith and in a reasonable manner to reach agreement for any such changes or modifications, which shall be effective only upon written agreement of both parties. The Parties agree that the Development Services involve Balchem's current technologies with respect to agglomeration, microencapsulation and excipient systems. If, during the Development Services, the current Balchem technologies do not provide acceptable Products and requires adjustment in the

technology, the Parties agree to terminate this Agreement under Section 4, and agree to negotiate a separate Development Agreement, which will address Products containing newly developed Balchem technology.

2. CONSIDERATION. As the only consideration for the Development Services performed hereunder, BALCHEM and the Company agree that Company shall compensate BALCHEM in accordance with the provisions of Exhibits A and B.

3. OWNERSHIP; RIGHTS; PROPRIETARY INFORMATION; PUBLICITY.

a. The Parties expressly agree that the Development Services performed and any prototypes, samples or batches of products under this Agreement are NOT a work made for hire as defined under 17 USC Section 101. All communications materials, samples, concepts, and prototypes developed by BALCHEM which are or have been made, conceived or written by BALCHEM or its employees and which are based upon Development Services shall belong exclusively to BALCHEM, including rights to obtain copyrights, trademarks or patents therein.

b. Parties agree to hold in strict trust and confidence all of the information, including, but not limited to, business plans, identities of and information relating to employees, customers, and partners, product specifications, formulas, formulations, samples, prototypes and any other proprietary information, obtained under this Agreement. All such confidential information of any of the Parties hereto shall be referred to herein as "Proprietary Information." Parties further agree that they shall not disclose all or any part of Proprietary Information to any third party or make use thereof without the prior written consent of the other Party, except as necessary to perform a parties obligation under this Agreement. Parties agree to restrict access to all Proprietary Information within their companies to only such limited group of authorized employees, who (1) require such information in connection with Party's activities pursuant to the Agreement and (2) are bound by terms of confidentiality that requires that such information disclosed to the employee be kept confidential. It is understood, however, that this restriction shall not apply to any information which was previously known to Party without obligation of confidentiality, as demonstrated by appropriate documentary evidence pre-dating the relationship between Company and BALCHEM or to such information as may be properly available to Party under conditions which do not restrict further disclosure from a third party source who shall not have obtained such information either directly or indirectly from Party or to such information which is or becomes part of the public domain through no fault of Party or its employees. At the request of the disclosing Party, the receiving Party agrees to either (1) return all Proprietary Information (including all copies thereof) to the disclosing Party; or (2) destroy any Proprietary Information, within 30 days after the termination or expiration of the term of this Agreement, however, receiving Party may retain one (1) copy of Proprietary Information and/or samples for archival purposes.

c. As additional protection for Proprietary Information, BALCHEM and Company agree that during the period over which it is to be providing Services (i) and for one year thereafter, each Party will not encourage or solicit any employee of the other to leave for any reason. Generalized employment searches, such as Internet job postings, classified advertising, job fairs or the like, shall not be a breach of this subsection.

4. TERM AND TERMINATION.

a. Term. This Agreement shall be and remain in full force and effect for a period from the Effective Date to December 31, 2007, and thereafter may be renewed by mutual written consent of Company and BALCHEM for such additional period as the parties may agree upon or other termination or expiration pursuant to this Section 4.

b. Termination.

i. At any time, upon thirty (30) days' prior notice to BALCHEM, Company shall have the right, without cause at Company's sole discretion, to terminate in full this Agreement, whereupon this Agreement shall terminate three (3) days after the date of such notice.

ii. If either Company or BALCHEM materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within thirty (30) days or, in the case of failure to pay any amounts due hereunder, fifteen (15) days after the giving of notice by the other party specifying such breach or default, the other party shall have the right to terminate this Agreement in full upon a further fifteen (15) days' notice.

iii. Either party shall have the right to terminate this Agreement upon (A) the institution by or against the other party of insolvency, receivership or bankruptcy administration or compulsory winding-up proceedings or any other proceedings for the settlement of such other party's debts; (B) the other party's making any assignment for the benefit of creditors; or (C) the other party's liquidation, dissolution or ceasing to conduct business in the normal course.

c. Effects of Termination.

Termination of this Agreement for any reason shall be without prejudice to:

1. The rights and obligations of the parties provided in Sections 3 and 7 hereof;

2. BALCHEM's right to receive all payments for Development Services actually accrued and for any non-cancelable expenses actually incurred by BALCHEM under this Agreement prior to the effective date of such termination; provided, however, BALCHEM shall use best efforts to mitigate and control such termination costs;

3. Any other remedies which either party may otherwise have.

5. REPRESENTATIONS AND WARRANTIES. BALCHEM and Company represent and warrant to the other that (i) it has no obligations to any third party which will in any way limit or restrict its ability to contract with the other for the Development Services, (ii) neither shall disclose to the other the trade secrets or proprietary information of any third party, (iii) neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereunder, requires it or any of its Affiliates to obtain any permits, authorizations or consents under current law from any governmental body or from any other person, firm or corporation under any existing agreement to which it or any of its Affiliates may be a party, and such execution, delivery and consummation will not result in the breach of or give rise to cause for termination of any agreement or contract to which it or its Affiliates may be a party, and (iv) neither it nor any of its Affiliates after the date hereof shall enter into any agreement or take or fail to take any action which shall restrict its legal right to grant to the other the rights contemplated under this Agreement. BALCHEM further represents and warrants that (a) it has, prior to the Effective Date, received or applied for a patent or patents on the necessary technology to provide the Development Services, (b) all services provided hereunder will be performed in a good and workmanlike manner and by qualified personnel—in the event BALCHEM breaches this warranty, in addition to all other remedies available at law or in equity, Company may request that BALCHEM re-perform such services at no additional charge to Company; and (c) the performance of the Development Services will not infringe on any third party's copyright, trade secret, trademark, patent right or other intellectual property or proprietary right, (d) its performance under this Agreement is not or will not be inconsistent with any obligation BALCHEM may have to others.

6. REGULATORY MATTERS. BALCHEM and Company agree that its conduct in performing its obligations under this Agreement shall conform to all applicable laws and regulations of the U.S. (and political subdivisions thereof). Balchem and Auriga agree to enter into a Quality Agreement which will define Company's and Balchem's responsibilities during the development phases as identified in Exhibit A and during commercial production and distribution.

7. PUBLICATION. It is understood that the parties hereto may wish to publish or otherwise disclose information generated under this Agreement to a third party for publication in a reputable scientific forum (for example, as an abstract, poster presentation, lecture, article, book, or any other means of dissemination to the public). Such disclosures may be made to a third party upon consent by the other party, such consent not to be unreasonably withheld. No such disclosure shall be made to a third party until a patent application has been filed adequately describing and claiming any invention believed to be patentable embodied in such disclosure. A party wishing to make any such disclosure shall submit a complete written draft of the disclosure to the other party at least 30 (thirty) days prior to submission for publication of such draft, or an abstract of a proposed oral disclosure at least 30 (thirty) days prior to submission of such abstract or the oral disclosure, whichever is earlier. In the event that patent filings are necessary, public disclosure shall be delayed until said patent filings have been made. The other party shall have the right (i) to propose modifications to the publication for patent reasons, (ii) to request a delay in publication or presentation in order to protect patentable information or (iii) to request that the

information be maintained as a trade secret and, in such case the other party shall not make such publication.

8. PROJECT MANAGEMENT. Each party will provide a project manager, who will be the principal contact for communication between the parties. The conduct of the Development Services will be monitored by a Steering Committee comprised of Balchem and Company personnel. The steering committee will meet in person or via teleconference not less than twice a month to review status of the Development Services.

9. MISCELLANEOUS

a. Force Majeure. No party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such party. This Section shall not apply to obligations to pay monies under the Agreement.

b. Assignment. This Agreement may not be assigned by either party without the prior consent of the other party (and any attempted assignment shall be void); provided, however, (a) either party may assign this Agreement (including all rights and obligations) to any entity which acquires substantially all of its assets or business, and (b) Company may assign this Agreement, in whole or in part, to any Affiliate of Company. For the purposes of this Agreement, "Affiliate'' means (a) any company owned or controlled to the extent of at least fifty percent (50%) of its issued and voting capital by a party to this Agreement and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of fifty percent (50%) or more of voting power (or otherwise having power to control its general activities), a party to this Agreement, but in each case only for so long as such ownership or control shall continue.

c. BALCHEM Status. For the purpose of carrying out this Agreement BALCHEM shall act as an independent contractor and not as partner, joint venturer, or agent and shall not bind nor attempt to bind Company to any contract.

d. Notices. Any notice, consent or approval required under this Agreement shall be in writing sent by registered or certified airmail, postage prepaid, or by telex (confirmed by such registered or certified mail) and addressed as follows:

If to Company:
5555 Triangle Parkway
Suite 300
Norcross, GA 30092
Attn: Alan Roberts
Sr. Vice President, Scientific Affairs

If to BALCHEM:
PO Box 600
52 Sunrise Park Road
New Hampton, NY 10958
Attention: Bob E. Sherwood,
Commercial Development Manager

All notices shall be deemed to be effective on the date of mailing. In case any party changes its address at which notice is to be received, written notice of such change shall be given without delay to the other party.

e. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof, may only be amended in a writing signed by both Parties.

f. Waivers. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof.

g. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions hereof.

h. Survival. All provisions of this Agreement which by their terms or their nature should survive termination or expiration of this Agreement shall so survive.

i. Remedies. The rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full or partial termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

j. Severability. If any provision of this Agreement shall be held illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to sign this Agreement upon the date first set forth above.

COMPANY	**BALCHEM CORPORATION**
By: [signature]	By: [signature]
Signature	Signature
Philip S. Pesin	Dino Rossi
Print Name	Print Name
Title: Chairman and CEO	Title: President & CEO

Balchem Legal

EXHIBIT A

THE DEVELOPMENT SERVICES

Balchem shall perform the following Development Services:

TARGET PRODUCT Initial combination product of 350 mg taste masked acetaminophen (APAP) plus 5 mg and 10 mg Hydrocodone (HC) in scored, fast dissolve tablet formulations (the "Combination Products").

DEVELOPMENT SERVICES PHASE

1. Balchem shall obtain required APAP sufficient to prepare prototypes of the Combination Products.

2. Balchem will deliver prototypes of taste masked encapsulated APAP. Company and Balchem will promptly determine acceptability of prototypes for combination with HC.

3. Balchem will further develop prototypes of taste masked APAP in combination with representative samples of a surrogate of HC, together with fast dissolve excipient systems.

3.a. Company shall also develop or arrange for development or prototypes of APAP in combination with HC, together with fast dissolve excipient systems.

4. Balchem shall develop the APAP components of the Combination Products, including analytical methods and process modifications for taste masking at its cGMP facilities.

5. Upon the written approval of each party, which shall not be unreasonably withheld, of the composition of Combination Products and fast dissolve excipient system by both parties, Balchem will prepare three minimum scaleable validation batches of APAP component of the Combination Products at a cGMP manufacturing facility. Notwithstanding the foregoing, the final decision as to when the Products are satisfactory and ready for the market is in Company's sole discretion.

6. Upon written request, Balchem will promptly transfer the optimized formulation of the APAP component of the Combination Products to the Company's manufacturing partner for manufacture of the Combination Product formulation.

SCHEDULE

Phases 1, 2 shall run concurrently and should be completed in sixty (60) days from the Effective Date.

Upon completion of Phases 1 and 2, Phase 3 should be completed within thirty (30) days of their completion.

Phase 4 should be completed within one hundred and twenty (120) days from the Effective Date.

Phase 5 and 6 should be completed within one hundred and fifty (150) days of the Effective Date.

COMPENSATION

In consideration of the Development Services, Company shall pay Balchem as follows:

- A lump sum of $25,000 upon the Effective Date
- A lump sum of $25,000 upon completion of Phases 1 and 2 to the reasonable satisfaction of Company.
- $1,500/day, for each 8 hour day services are provided, up to $30,000 for Phase 3 and 4 services, payable within thirty (30) days of receipt of accurate, complete and reasonably detailed invoice for said charges.
- If Phase 3 and 4 services are contracted out Auriga will pay the subcontractor directly.

- A lump sum of $35,000 for the three validation batches identified in Phase 5 above, once complete to the reasonable satisfaction of Company.
- A lump sum of $50,000 for completion of Phase 5 services, but no later than December 31, 2007, and once complete to the reasonable satisfaction of Company; said charges to be rebated to Company on future purchase of commercial product by Company under a separate Supply Agreement or in addition to royalties under a separate Licensing Agreement between Balchem and Company with respect to the encapsulated taste masked APAP.

EXHIBIT B

ADDITIONAL TARGET PRODUCTS

HC/APAP Line

Any and all combinations of HC and APAP in the same (SCORED, FAST DISSOLVE) drug formulation.

The Parties agree to enter in to a written amendment of this Agreement to provide for the specific development services, schedules and additional compensation associated with the above additional target products. For the Term of this Agreement, should Balchem be afforded the opportunity to develop a new product containing hydrocodone bitartrate and acetaminophen by a third party, Company shall have the first right of refusal to such a development opportunity and BALCHEM will not participate with any other person or entity if Company exercises such right. Balchem shall not initiate development projects for alternate products containing hydrocodone bitartrate and acetaminophen of its own accord for commercialization in the Territory.

The Parties acknowledge the Company's desire and intention to develop a combination product containing acetaminophen and propoxyphene in any or all strengths and combinations. The Parties agree to negotiate in good faith a separate development agreement containing reasonable terms and conditions analogous to this Agreement, however, neither party is under an obligation to enter into such an agreement. Although development costs may vary, the Parties will endeavor to agree to future royalty rates reasonably similar to royalty rates agreed to in any license agreement between the parties regarding HC and APAP.

The Parties acknowledge the Company's desire and intention to develop a line of prescription combination products containing taste masked guaifenesin in any or all strengths and combinations. The Parties agree to negotiate in good faith a separate development agreement containing reasonable terms and conditions analogous to this Agreement, however, neither party is under an obligation to enter into such an agreement. Although development costs may vary, the Parties will endeavor to agree to future royalty rates reasonably similar to royalty rates agreed to in any license agreement between the parties regarding HC and APAP.